Exhibit 99.1

Darling Ingredients Amends and Extends its Senior Secured Credit Facility

The Revolving Credit Facility is upsized from $1.0 billion to $1.5 billion and a $400 million Term Loan A (with a delayed draw feature) is added to enhance liquidity for further growth.

IRVING, TX, Dec. 13, 2021 – Darling Ingredients Inc. (NYSE: DAR), today announced that it has amended and extended its Senior Secured Credit Facility. The amendment extends the maturity date of the revolving credit facility under the credit agreement to December 9th, 2026 (which is also the maturity date for the term loan A) and increases the borrowing capacity under the Senior Secured Credit Facility to $1.9 billion, inclusive of the $400 million delayed draw term loan A.

“Completing the amended revolving credit facility positions Darling to continue executing our growth strategy to expand our global low carbon feedstocks footprint,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients. “We are pleased with the solid relationship we have with our syndicate of banking partners and we thank them for their on-going support and demonstrating their confidence in our business,” Stuewe added.

In addition to upsizing the revolving credit facility and extending the maturity date, the amendment obtains a delayed draw term loan commitment, and incurs new term loans in an aggregate principal amount of up to $400 million, which will be made available to the Company and have a term of 5 years. The amendment also joins Darling Ingredients Germany Holding GmbH and Darling Ingredients Belgium Holding B.V., each of which are indirect subsidiaries of the Company, and Guarantors under the Credit Agreement, as “Borrowers” under the Credit Agreement and updates and modifies certain other terms and provisions of the Credit Agreement, including to reflect alternative reference rates based on the secured overnight financing rate for U.S. dollar loans, the sterling overnight index average for pound sterling loans and the euro interbank offered rate for euro dollar loans.

About Darling

Darling Ingredients Inc. (NYSE: DAR) is a world leading producer of organic ingredients, generating a wide array of sustainable protein and fat products while being one of the largest producers of renewable clean energy. With operations on five continents, Darling collects waste streams from the agri-food industry, repurposing into specialty ingredients, such as hydrolyzed collagen, edible and feed-grade fats, animal proteins and meals, plasma, pet food ingredients, fuel feedstocks, and green bioenergy. Darling Ingredients named one of the 50 Sustainability and Climate Leaders in 2021, to learn more Darling Ingredients: The greenest Company on the planet—50 Sustainability & Climate Leaders (50climateleaders.com). The Company sells its ingredients around the globe and works to strengthen our promise for a better tomorrow, creating product applications for health, nutrients and bioenergy while optimizing our services to the food chain. Darling is a 50% joint venture partner in Diamond Green Diesel (DGD), North America’s largest renewable diesel manufacturer, which products reduce Greenhouse Gas (GHG) emissions by up to 85% compared to fossil fuels. For additional information, visit the Company’s website at http://www.darlingii.com.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

For More Information, contact:

Jim Stark, V.P. Investor Relations

James.stark@darlingii.com

972-281-4823